Exhibit 10.13
Effective Date:
[Seller Name]
[Seller Title]
[Company Name]
[Company Address]
Re: Preferred Provider Agreement with IronPlanet for Auction Services
Dear Mr./Ms. [Seller Name],
This letter represents IronPlanet, Inc.’s proposal to be designated a preferred provider of auction services by [Company Name] (“Seller”). IronPlanet will provide our market leading on-line equipment auction services to [Company Name] on a commission rate structure that is a discount to our normal rates. Our auction services will be available to any [Company Name] operation or location throughout North America under the terms of this agreement.
Section I. Preferred Provider Summary
1.1 Scope of Agreement. As a “master” form of contract, this agreement allows the parties to contract for multiple listings of equipment with IronPlanet without having to re-negotiate the basic terms and conditions contained herein. The specific details of each listing under this Agreement (each “Listing”) shall be separately specified in writing on terms and in a form acceptable to the parties. Each Listing will include, as appropriate, Seller’s contact information, equipment location, a list of equipment being consigned to IronPlanet, contact for inspections, lien holder information, and payment instructions. Each Listing shall be subject to all of the terms and conditions of this Agreement and deemed to be incorporated herein by reference. Seller has the option of outlining each Listing in a separate Equipment Listing Request Form supplied by IronPlanet or via a Seller-generated e-mail or fax sent from an authorized representative to IronPlanet. Should Seller elect the use of e-mail or fax for Listings, IronPlanet requires a list of all persons authorized to procure services on Seller’s behalf as a security measure for Seller. The attached Exhibit 1 should be used for this purpose.

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1.2 Offer
1.2.1	Consignment Rate: A commission structure for all equipment consigned through IronPlanet’s Featured (unreserved) and Daily (reserved) Auctions is as follows:

Cumulative Annual Volume	Consignment Rate %
$	%
$	%
[OR]
Commission Rate Table

[Year or Annual] Auction Sales	Commission Rate %
$	%
$	%
By way of comparison, IronPlanet’s standard published commission rates are presented below:
Standard Commission Rates

Final Selling Price (per piece)	Commission Rate %
Less than $5,000	14%
$5,000 to $24,999	10%
$25,000 and greater	8%
1.2.2	Listing Fee: A Listing Fee is charged for each item of equipment sold through IronPlanet’s auction channel. This Listing Fee covers the costs of inspections of Seller’s to be auctioned equipment. A copy of the [Year] Listing Fees is attached hereto as Exhibit 2 of this Proposal.

1.2.3	Title Transfer Fee: If applicable, a Title Transfer Fee of $___ for each title will be deducted from net proceeds of the sale.

1.2.4	Term and Termination: The initial term of this Proposal shall be a ___ year period commencing on the Effective Date (“Initial Term”). Thereafter, this Proposal will automatically renew for consecutive renewal terms of one (1) year (each, a “Renewal Term”) unless either party gives notice of its intent not to renew at least thirty (30) days prior to the end of then-current Initial Term or Renewal Term, as the case may be. Should the Consignment Rate structure, Listing and/or Title Transfer Fee(s) change prior to a new Renewal Term, such change(s) will be subject to mutual written agreement by the parties. If a party elects to terminate this Proposal, all such rights shall be in accordance with IronPlanet’s terms and conditions located on the Website.
1.3 Payment

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1.3.1	Method: The cost of the Commissions, Listing, and Title Transfer Fee(s), as applicable, will be deducted from the net proceeds of a sale.

1.3.2	Timing: Payment shall be made to Seller, by wire transfer approximately fifteen (15) business days after the equipment is sold in auction.
1.4 Equipment Condition
1.4.1	IronPlanet recommends (however, not required) that all equipment should be in good operating condition, cleaned, and prepared for inspection and sale by IronPlanet. This may include, but not limited to, the exterior, interior, and tires.
1.5 Additional Terms
[As applicable.]
Section II. Common Terms and Conditions
2.1 Location, Decals, Storage & Records
2.1.1	The equipment shall remain at the Seller’s location or Seller designated location following inspection by IronPlanet until it is sold at auction.

2.1.2	No equipment storage charges will be levied upon IronPlanet and/or its auction buyers by Seller for a period of up to thirty (30) business days following finalization of equipment sale at auction.

2.1.3	If available, copies of the complete maintenance history records for the equipment will be given to IronPlanet at least two (2) weeks prior to auction.

2.1.4	Before an item can be sold in auction, it is the Seller’s responsibility to ensure that all items of equipment shall have EPA stickers where required by operation of law and regulation pertaining to diesel, non-road engines subject to EPA certification and labeling requirements. For example, washing and steam cleaning may have caused stickers to have been inadvertently removed.
2.2 Auction Dates & Opening Bids
2.2.1	IronPlanet reserves the right to set all of the opening bids.

2.2.2	IronPlanet reserves the right to divide the equipment into multiple auctions.
2.3 Liens and Encumbrances

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2.3.1	If equipment has outstanding lien balances and/or a blanket lien and such liens are not removed three (3) weeks prior to auction, then IronPlanet will make a determination as to whether or not the estimated auction proceeds accruing to Seller’s benefit will be sufficient to pay-off the lien holder or holders.
i.	If net estimated proceeds are not sufficient to pay off the lien holders or IronPlanet cannot make a determination with available information, then IronPlanet will not prepare, nor inspect, nor sell Seller’s equipment at auction until you and your lien holders reach an agreement on the estimated deficiency required to satisfy the lien balances.

ii.	If the estimated auction proceeds accruing to Seller’s benefit are judged to be sufficient to pay off the lien holder or holders, then IronPlanet will contact the lien holder, or holders, and request that the lien holder(s) agree to remove such lien, or liens, upon payment of the outstanding balance. If, following the auction, additional payments (to those arising from auction proceeds) are required to satisfy the lien, Seller will be responsible for prompt payment of any remaining lien balances within twenty-four (24) hours of the close of the auction in which one (1) or more of Seller’s pieces of equipment are sold.
Section III. Responsibilities
3.1 IronPlanet’s Auction Responsibilities
3.1.1	IronPlanet agrees to market Seller’s equipment through various means, which may include e-mail, industry periodicals, telemarketing and direct mail, incorporating any mailing lists that Seller may provide.

3.1.2	IronPlanet agrees to provide Seller with a confirmation of sale listing equipment sold after each auction.

3.1.3	IronPlanet agrees to coordinate the detailed inspections of the equipment listed with IronPlanet for auction, to assure accurate, timely, and detailed inspections.
3.2 Seller’s Responsibilities
3.2.1	Seller agrees to sell the equipment to the highest bidder with no bid-ins, no buy-backs, and no individual bidding for the Seller.

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3.2.2	Seller agrees to allow IronPlanet to divide the equipment into multiple auctions.

3.2.3	Seller agrees to provide free and clear title for all equipment prior to receiving payment. See Exhibit 3 (the “Certificate of Lien and Encumbrances”).

3.2.4	Seller certifies and warrants to IronPlanet that all consigned units are unencumbered. Seller has completed the attached Exhibit 3 or this purpose. Seller is responsible for disclosing their liens when submitting their listing to IronPlanet.

3.2.5	Seller agrees to provide IronPlanet with either signed original titles or a Limited Power of Attorney (“LPOA”) and unsigned original titles two weeks prior to auction for any titled equipment. The LPOA will empower IronPlanet to sign in the name, place and stead of Seller any Certificates of Ownership issued by the Division of Motor Vehicles of the covering state. Failure to provide title(s) and/or LPOA will cause the impacted equipment to be placed on hold and will not be made available for auction until such documentation is provided. Seller hereby assigns a Limited Power of Attorney to IronPlanet for the purpose of executing on Seller’s behalf, all documents required to transfer title to, and permit registration or ownership of, any part of the equipment by the purchaser thereof.

3.2.6	Seller agrees to maintain insurance on and store machines listed with IronPlanet for auction through the end of the sale and units have shipped to the buyer via common carrier, or self transported by the buyer.

3.2.7	Seller agrees to provide access to buyers or common carriers during regular business hours to retrieve the equipment as the pieces of equipment are sold.

3.2.8	Seller agrees to allow IronPlanet to utilize Seller’s name as a Seller on its Website.

3.2.9	The Seller represents that it will not — directly or indirectly — sell, export, reexport, transfer, divert, or otherwise dispose of any equipment to any destination, entity, or person prohibited by the laws or regulations of the United States, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations maintained by the Department of State, without obtaining prior authorization from the competent government authorities as required by those laws and regulations. Seller agrees to indemnify, to the fullest extent permitted by law, IronPlanet from and against any fines or penalties that may arise as a result of Seller’s breach of this provision. This export control clause shall survive termination or cancellation of this Agreement.

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Please review this Proposal in detail and feel free to contact me if you have any questions regarding IronPlanet or any aspect of this Proposal. We look forward to working with you and your team and building a long and rewarding relationship between our companies.
Sincerely,
[IronPlanet Representative Name]
[Representative’s Title]
IronPlanet

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Proposal Acceptance
This Proposal incorporates by reference IronPlanet’s standard terms and conditions which are located on IronPlanet’s Website, which were read and agreed to by Seller as a condition of registration. Except as may be otherwise provided herein, IronPlanet’s standard terms and conditions shall apply to this Proposal.
IronPlanet and Seller hereby agree that a copy of this Proposal, which if transmitted by facsimile (1-678-586-2305) or electronic mail, shall be binding and have the same force and effect as a signed original. This Proposal shall be deemed in effect upon signature of both parties below:
Agreed to and Accepted By:

[COMPANY NAME]	IronPlanet, Inc.

By: _____________	By: _____________
(signature)	(signature)

Print Name: _____________	Print Name: _____________

Title: _____________	Title: _____________

Date: _____________	Date:_____________
This Proposal shall not be copied, reproduced or provided to anyone other than the Seller, or its Counsel, without prior written consent of IronPlanet. This Proposal is a confidential communication between IronPlanet and Seller. IronPlanet has a bond (#70259768) on file with the Secretary of State, California.

Select Seller Payment Instructions: ☐ Company Check	☐ Wire Transfer

If Wire Transfer, instructions:	Beneficiary Name: ____________
Beneficiary Acct. No.:_________
Bank Name:____________
Bank Location:____________
Bank (ABA) Routing No.:_________

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Exhibit 1
Authorized Representatives of Seller
The following persons are authorized to procure services on behalf of [COMPANY NAME]:

1.

2.

3.

4.

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Exhibit 2
[Year] Listing Fees

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Exhibit 3
Certification of Lien and Encumbrances
With the signature of this document, the signatory for [COMPANY NAME] (“Seller”) certifies that all equipment listed with IronPlanet is or shall be free of all liens and encumbrances prior to being placed in auction by IronPlanet and/or authorize IronPlanet to remit auction proceeds as might otherwise accrue to the benefit of Seller to such lien holder(s).
If there are liens and they are not removed prior to auction, IronPlanet will pay any proceeds from auction directly to the lien holder or holders in the case of multiple or blanket liens.
IronPlanet will contact the lien holder and request a lien removal upon payment of outstanding balance. Please be advised that IronPlanet will pay off the liens up to the amount received from the auction sale. If additional payments are required to satisfy the lien, Seller agrees to be responsible for the prompt payment of any remaining lien balances.
By and for [COMPANY NAME]:
By: _______________
          (Signature)
Name: _____________
Title: ______________
Date: ______________
NAMES of Potential Lien Holders (Name, Address, Phone #)

1.

2.

3.

4.

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